Exhibit 10(a)
VULCAN MATERIALS COMPANY MANAGEMENT INCENTIVE PLAN As Amended through December 13, 2002

1.          Name and Purpose

            The name of this plan is the "Vulcan Materials Company Management Incentive Plan" (the "Plan"), and its purpose is to promote the profitability of the Corporation by providing incentive rewards for those employees who contribute most to the operating progress and earning power of the Corporation.

2.          Definitions

            As used in the Plan, unless the context otherwise requires:

            (a)          "Administrative Guidelines" mean the guidelines approved from time to time by the Committee and the chief executive officer setting forth details with respect to the operation and administration of the Plan and the Awards thereunder, which Administrative Guidelines are not inconsistent with the terms of the Plan.

            (b)          "Annualized Base Salary" means the amount an Eligible Employee is entitled to receive as wages or salary on an annualized basis (based on a 365 day year), excluding all bonus, commissions, overtime, health additive and incentive compensation, payable by a Corporation, as consideration for the Eligible Employee's services to the Corporation, and including any base salary which has been earned but deferred.

            (c)          "Award" means the dollar amount payable to an Eligible Employee for a certain Plan Year.

            (d)          "Board of Directors" means the Board of Directors of the Company.

            (e)          "Change in Control" means the first to occur of any of the following events:

                      (1)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(e); or

                      (2)          Individuals who, as of the date of execution of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                      (3)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                      (4)          Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

            (f)          "Committee" means the Compensation Committee of the Board of Directors.

            (g)          "Common Stock" means the common stock, par value $1.00 per share, of the Company.

            (h)          "Company" means Vulcan Materials Company, a New Jersey corporation, and any successor thereto.

            (i)          "Consolidated Net Earnings" for any Year means the sum of (1) the amount of net earnings (before any deduction for dividends) as reported in the Statement of Earnings, except that items which are classified therein as extraordinary items shall be excluded in the computation of Consolidated Net Earnings and (2) interest on long-term debt included in Net Capital, such interest to include charges or credits arising out of any premium or discount paid or received with respect to such debt, and such interest to be adjusted for the provision for federal and state income taxes attributable thereto.

            (j)          "Corporation" means the Company and its Subsidiaries.

            (k)          "Disability" means an Eligible Employee's termination due to a disability entitling him to long-term disability benefits under the applicable long-term disability plan of the Company or a Subsidiary, or, to the extent not eligible to participate in any Company-sponsored plan, under the guidelines of the Social Security Administration.

            (l)          "Eligible Employee" means a salaried employee of the Corporation who has been designated by the Committee or the chief executive officer as eligible for an Award for a certain Plan Year in accordance with Section 5, other than salaried employees who participate in the Company's Executive Incentive Plan.

            (m)          "Incentive Provision" means the annual incentive pool, denominated in dollars, as determined in accordance with Section 4.

            (n)          "Net Capital" for any Year means the sum of (1) long-term debt (comprising bonds, debentures and promissory notes having a maturity at the time of creation of more than one year), (2) issued capital stock, (3) capital in excess of par value and (4) earnings retained in the business and reserves created by appropriations therefrom, less the cost of treasury stock, all as shown in the Balance Sheet as of the end of the preceding Year, with appropriate prorated adjustments, as approved by the Public Accountants in accordance with the Plan, for any change during the Year arising from the increase or decrease of outstanding principal of long-term debt or from original issuance or redemption and retirement of capital stock.

            (o)          "Plan Year" means the Year for which Awards are being made.

            (p)          "Public Accountants" means the independent public accountants engaged by the Company from year to year for the purpose of submitting an opinion on the Corporation's Statement of Earnings and Balance Sheet.

            (q)          "Retirement" means a termination of an Eligible Employee's employment with the Company that entitles such Employee to immediate payment of a pension benefit under the Retirement Income Plan for Salaried Employees of Vulcan Materials Company or any successor plan.

            (r)          "Statement of Earnings" and "Balance Sheet" mean the consolidated statements of the Corporation's annual earnings and financial position certified by the Public Accountants and published from year to year in the Corporation's Annual Report to Shareholders.

            (s)          "Subsidiary" means any corporation or other entity, the majority of the outstanding voting stock or other ownership interest of which is owned, directly or indirectly, by the Company.

            (t)          "Target Bonus Amount" means the dollar amount derived by multiplying an Eligible Employee's Annualized Base Salary and the Eligible Employee's Target Bonus Percentage.

            (u)          "Target Bonus Percentage" means the percentage that is used to establish an Eligible Employee's Target Bonus Amount as set by the Committee or the chief executive officer for a Plan Year in accordance with Section 5.

            (v)          "Year" means the Corporation's fiscal year or period covered by a Statement of Earnings.

            In addition, certain other terms used herein have the definition given to them in the first place in which they are used.

3.          The Committee and Its Functions

            (a)          Administration. Subject to the terms of the Plan, full power and authority to interpret and administer the Plan are vested in the Committee; provided, however, the Committee may delegate the day-to-day administration of the Plan to an officer of the Company. The Committee shall have the power to adopt eligibility and other rules and regulations not inconsistent with the provisions of the Plan for the administration thereof, and to alter, amend or revoke any rule or regulation so adopted. From time to time during each Plan Year, the Committee shall submit to the Board of Directors preliminary or interim reports to the extent deemed necessary or appropriate by the Committee or upon the request of the Board of Directors.

            (b)          Binding Authority. Decisions of the Committee made in accordance with the Plan shall be final, conclusive and binding upon all parties, including the Corporation and the employees thereof; provided, however, that the Committee shall rely upon and be bound by the report of the Public Accountants for each Year with respect to the maximum amount available for credit to the Incentive Provision for such Year.

            (c)          Miscellaneous. No member of the Committee shall be eligible for Awards under the Plan. The Committee is authorized to conduct such consultations with officers and other executives of the Company and to engage or employ from time to time such counsel, advisers, consultants, accountants, analysts and other persons as it may deem necessary or expedient for the performance of the functions and duties authorized hereunder.

4.          Incentive Provision

            (a)          Determination of the Incentive Provision. As promptly as practicable after the end of each Plan Year, the Public Accountants shall determine in accordance with the Plan and certify in a report to the Committee the maximum amount available for credit to the Incentive Provision for such Plan Year, based upon the formula set forth in Section 4(b) below.

            (b)          Crediting of the Incentive Provision. The Committee or the Board of Directors shall credit to the Incentive Provision for each Plan Year (except for Years in which such credit is prohibited or limited by specific order of the Committee or Board of Directors) an amount that shall not exceed 10% of the Consolidated Net Earnings in excess of 6% of Net Capital for such Plan Year (as determined by the Public Accountants in accordance with Section 4(a) above); provided, however, that the Committee or the Board of Directors may in its sole discretion credit a lesser amount for any Plan Year.

5.          Eligibility for Participation in the Plan and Target Bonus Percentage

            (a)          Determination of Eligibility and Target Bonus Percentage. During the first quarter of each Plan Year, the Committee, in its sole discretion, shall determine the eligibility of and establish the Target Bonus Percentage for those salaried employees whose annual base salary is set by the Committee, and the chief executive officer of the Company shall determine the eligibility of and establish the Target Bonus Percentage for all other salaried employees. The designation or non-designation of an employee as an Eligible Employee will be decided by the Committee or the chief executive officer in its or his sole discretion with respect to each Plan Year and without regard to an employee having or not having been designated as an Eligible Employee in any prior Plan Year. Designation as an Eligible Employee in one Plan Year does not create a right or imply that the employee will be designated as an Eligible Employee in any other Plan Year. No members of the Board of Directors, except those who are salaried employees of the Corporation, may be designated as an Eligible Employee under the Plan.

            (b)          Changes of Prior Determinations. During the Plan Year, the Committee may approve changes in the Eligible Employees and the Target Bonus Percentage of the Eligible Employees whose annual base salary is determined by the Committee, and the chief executive officer may approve changes in the Eligible Employees and the Target Bonus Percentage of all other Eligible Employees of the Corporation.

            (c)          Report Recommending Award Allocations to Eligible Employees. As promptly as practicable after the end of each Plan Year, the chief executive officer of the Company shall compile and submit to the Committee a report listing the name, position and Target Bonus Percentage of each Eligible Employee (or proposed Eligible Employee) to be considered for allocation of an Award for such Plan Year.

6.          Allocation of Awards

            (a)          Allocation of Awards and Award Pools by the Committee. During the first quarter of the Year following the end of each Plan Year and after the Committee's receipt of the report referred to in Section 5(c) above, the Committee shall allocate individual Awards (if any) to those Eligible Employees whose annual base salary is determined by the Committee and establish an Award pool to be allocated by the chief executive officer of the Company among all other Eligible Employees. Any such allocations shall be made in the sole discretion of the Committee in accordance with the terms of the Plan; provided, however, that the Committee may, in the exercise of its discretion allocate no Awards or Award pools for a particular Plan Year. The total amount of all Awards and Award pools shall not exceed the total amount credited to the Incentive Provision for the most recently completed Plan Year, as determined in accordance with Section 4 hereof.

            (b)          Allocation of Awards by the Chief Executive Officer. As soon as reasonably practicable after the establishment by the Committee of any Award pools, the chief executive officer of the Company shall allocate individual Awards, not to exceed the total amount of the Award pools authorized by the Committee, to the Eligible Employees, as the chief executive officer of the Company may in his sole discretion determine in accordance with the terms of the Plan.

            (c)          Considerations. Nothing contained in this Section 6 shall require the Committee or the chief executive officer of the Company to allocate all of the Awards for a Plan Year at one or the same time. Subject to the provisions of Sections 4, 5, and 6, the Eligible Employees for a given Plan Year shall be allocated Awards for such Plan Year in the individual amounts as the Committee or the chief executive officer of the Company in accordance with the Plan may in its or his sole discretion determine. Designation as an Eligible Employee and/or inclusion on the chief executive officer's report referred to in Section 5(c) does not give an individual a right or entitlement to be allocated an Award.

            (d)          Other Incentive Programs. The amount of any Award allocated to an Eligible Employee for all or part of a particular Year under a sales, production or other similar incentive plan or plans maintained by the Company or any Subsidiary shall be considered in determining the amount of any Award allocated to such Eligible Employee for the same Year under the Plan.

7.          Distribution of Awards

            (a)          General. Subject to the provisions of this Section 7 and to such other conditions and Administrative Guidelines as the Committee may in accordance with the Plan prescribe, an Award shall be paid to the Eligible Employee in cash, either in a lump sum or in installments, at such time or times, and subject to such other conditions, as the Committee or the chief executive officer of the Company may determine.

            (b)          Withholding. No later than the date as of which an amount first becomes includible in the gross income of an Eligible Employee for federal income tax purposes with respect to any Award under the Plan, the Corporation shall withhold any and all taxes required by any governmental authority to be withheld by the Company or a Subsidiary. The payment to any such governmental authority of an amount so withheld shall be deemed a payment of such amount to the Eligible Employee or his legal representatives.

            (c)          No Liability for Interest. Interest shall not be paid, and neither the Company nor the employing Subsidiary shall be liable for interest on, an Award (or portion of an Award) that is allocated, but not distributed.

8.          Change in Fiscal Year

            In the event of a change in the Corporation's fiscal year, the Plan shall continue, but there shall be a prorated adjustment of Net Capital to take into account the change in the fiscal year to a period of less than (or more than) 12 months. Thereafter, the Plan shall continue in effect and apply to each subsequent full fiscal year of the Corporation.

9.          Administrative Expenses

            All costs of the Plan, including any fees, retainers or other remuneration paid to members of the Committee as may from time to time be authorized by the Board of Directors, and all expenses incurred by the Committee or the Company in interpreting and administering the Plan, shall be borne by the Company and not charged against the Incentive Provision.

10.         Payments in the Event of a Change in Control

            (a)          General. Notwithstanding any other provision of the Plan, in the event of a Change in Control, Eligible Employees as of the date of such Change in Control shall be entitled to receive payment of Awards in accordance with this Section 10. For purposes of this Section 10, with respect to the applicable Plan Year, each individual whose employment terminated during such Plan Year as a result of Retirement, Disability or death and who was an Eligible Employee at the time of such termination shall be considered an Eligible Employee as of the date of such Change in Control and shall be entitled to a pro-rata Award (as determined under the applicable provisions of this Section 10), to the extent such individual has not previously received an Award with respect to the same period of service.

            (b)          Change in Control After Allocation of Awards for Plan Year. If a Change in Control occurs after Awards for a Plan Year have been allocated by the Committee or the chief executive officer of the Company in accordance with Section 6, but before the distribution of all or a portion of the Awards for that Plan Year, then such Awards as so allocated (or the unpaid portion thereof) shall be paid as promptly as practicable, but not more than 90 days, after such Change in Control.

            (c)          Change in Control After Plan Year Ends But Before Allocation of Awards. If a Change in Control occurs after the end of a Plan Year, but before Awards for such Plan Year have been allocated by the Committee or the chief executive officer of the Company in accordance with Section 6, each individual who was an Eligible Employee at the end of such Plan Year shall be paid an Award for such Plan Year at least equal to the greater of (A) the product of (x) the individual's Target Bonus Percentage multiplied by (y) the individual's Annualized Base Salary at the rate in effect as of the end of such Plan Year, or (B) the amount equal to the Award allocated to such Eligible Employee as determined in accordance with Sections 4, 5 and 6 of the Plan for such Plan Year based upon the Company's actual performance for such Plan Year; provided, however, that each individual whose employment terminated during such Plan Year as a result of Retirement, Disability or death and who was an Eligible Employee at the time of such termination shall be paid an Award for such partial Plan Year determined in accordance with the foregoing and pro-rated based on a fraction, the numerator of which is the number of months (rounded to the nearest whole month) in such Plan Year through the date of such termination, and the denominator of which is 12. Awards provided for under this Section 10(c) shall be paid as promptly as practicable, but not more than 90 days, after such Change in Control.

            (d)          Change in Control Prior to the End of Plan Year. If a Change in Control occurs prior to the end of a Plan Year, then the following shall apply:

                        (1)          Eligible Employees Terminated During the Plan Year of the Change in Control Without Cause, for Good Reason or due to Death, Disability or Retirement.

                                    (i)            Without Cause or for Good Reason after the Change in Control. Each individual, (A) whose employment is terminated by the Company without Cause (as defined in the Vulcan Materials Company Change of Control Severance Policy) or (B) whose employment is terminated for Good Reason (as defined in the Vulcan Materials Company Change of Control Severance Policy) following the Change in Control and who was an Eligible Employee immediately before the date of the Change in Control, shall be paid, within 90 days following such termination of employment, an Award for such Plan Year at least equal to the product of (A) the individual's Target Bonus Percentage multiplied by (B) the individual's Annualized Base Salary at the rate in effect immediately before the date of such termination (or, if higher, the Change in Control) and further multiplied by (C) a fraction, the numerator of which is the number of months (rounded to the nearest whole month) in such Plan Year through the date of such termination of employment, and the denominator of which is 12.

                                    (ii)            Due to Death, Disability or Retirement Prior to the Change in Control. Each individual, whose employment terminated prior to the Change in Control as a result of Retirement, Disability or death and who was an Eligible Employee at the time of such termination, shall be paid, within 90 days following the date of the Change in Control, an Award for such Plan Year at least equal to the product of (A) the individual's Target Bonus Percentage multiplied by (B) the individual's Annualized Base Salary at the rate in effect immediately before the date of such termination, and further multiplied by (C) a fraction, the numerator of which is the number of months (rounded to the nearest whole month) in such Plan Year through the date of such termination of employment, and the denominator of which is 12.

                                    (iii)            Due to Death, Disability or Retirement after the Change in Control. Each individual, whose employment terminated during the Plan Year after the Change in Control as a result of Retirement, Disability or death and who was an Eligible Employee at the time of such termination, shall be paid, within 90 days following such termination of employment, an Award for such Plan Year at least equal to the product of (A) the individual's Target Bonus Percentage multiplied by (B) the individual's Annualized Base Salary at the rate in effect immediately before the date of such termination (or, if higher, the Change in Control) and further multiplied by (C) a fraction, the numerator of which is the number of months (rounded to the nearest whole month) in such Plan Year through the date of such termination of employment, and the denominator of which is 12.

                        (2)          Eligible Employees Whose Employment Continues through the end of the Plan Year of the Change in Control. Each individual who was an Eligible Employee immediately before the date of the Change in Control and continues to be employed at the end of the Plan Year in which the Change in Control occurs shall be paid, within 90 days following the end of such Plan Year (whether or not still employed at the time of such payment), an Award for the Plan Year in which the Change in Control occurs at least equal to the greater of (A) the amount equal to the product of (x) the individual's Target Bonus Percentage multiplied by (y) the individual's Annualized Base Salary at the rate in effect immediately before the date of such Change in Control, or (B) the amount equal to the Award allocated to such Eligible Employee as determined in accordance with Sections 4, 5 and 6 of the Plan for such Plan Year based upon the Company's actual performance for such Plan Year.

                        (3)          Change of Control Before the Determination of Eligible Employees and Target Bonus Percentages for the Plan Year. Notwithstanding anything contained herein to the contrary, if a Change in Control occurs before the Committee or the chief executive officer of the Company has designated the Eligible Employees and Target Bonus Percentages for the Plan Year in accordance with Section 5, the Eligible Employees and Target Bonus Percentages designated by the Committee or the chief executive officer of the Company for the immediately preceding Plan Year shall be deemed to be the Eligible Employees and Target Bonus Percentages for the current Plan Year.

            (e)          Payment of Deferred Amounts. Upon a Change in Control, any positive employee balance remaining in the deferred bonus account of an Eligible Employee established pursuant to the Company's annual bonus or incentive plans shall be paid within 90 days after such Change in Control.

            (f)          No Duplication of Benefits. Depending upon the date on which a Change in Control occurs, an Eligible Employee may be entitled to receive an Award (or partial Award) under Section 10(b) or Section 10(c) and under Section 10(d). Anything to the contrary notwithstanding, in no event shall an Eligible Employee be paid an Award (or partial Award) under this Section 10, if payment thereof would be duplicative of amounts of annual incentive compensation with respect to the same period of service previously paid or payable to the Eligible Employee, whether pursuant to the terms of this Plan, another plan of the Corporation or an individual employment or severance agreement between the Eligible Employee and the Corporation, and any amounts payable under this Section 10 shall be reduced or offset by any such duplicate payments.

            (g)          Not a Limitation on Awards. This Section 10 is intended to establish the minimum Awards payable to Eligible Employees in the event of a Change in Control, and nothing in this Section 10 shall preclude the payment of Awards under the Plan that are larger than those guaranteed to be paid under this Section 10.

            (h)          Legal Fees. If an individual who is eligible for an Award or Awards under this Section institutes any legal action in seeking to obtain or enforce any right or benefit provided by this Section 10, the Company shall promptly reimburse such individual for all reasonable costs and expenses relating to such legal action, including reasonable attorney's fees and expenses incurred by such individual, unless a court or other finder of fact having jurisdiction thereof makes a determination that the individual's position was frivolous. The Company's obligations under this Section 10(h) shall survive the termination of this Plan.

11.         Termination, Suspension and Amendment

            The Board of Directors may terminate, suspend or amend the Plan at any time; provided, however, that no provision of the Plan or the Administrative Guidelines for the Plan relating to a Change in Control, nor any definition of any defined term used in any provision relating to a Change in Control, may be terminated, suspended or amended after the occurrence of a Change in Control. No such termination, suspension or amendment of the Plan shall adversely affect any right or obligation with respect to an Award theretofore allocated, or, after the occurrence of a Change in Control, an Eligible Employee or a Target Bonus Percentage theretofore designated, including, without limitation, the right to receive payment of Awards in accordance with Section 10 above.

12.         Unfunded Plan Status

            This Plan is intended to be an "unfunded" plan. All payments pursuant to the Plan shall be made from the general funds of the Corporation, and no special or separate fund shall be established or other segregation of assets made to assure payment. No employee or other person shall have under any circumstances any interest in any particular property or assets of the Corporation as a result of receiving or being eligible to receive an Award under the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

13.         Miscellaneous

            (a)          No Liability. No Award shall become an obligation or liability of, or be recourse to, any member of the Committee, the Board of Directors, the chief executive officer of the Company or any other officer or employee of the Corporation.

            (b)          Employment Status. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation to terminate the employment of any employee at any time.

            (c)          Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of New Jersey, without reference to principles of conflict of law.

            (d)          Non-Transferable. Awards under the Plan are not transferable, except by will or by laws of descent and distribution.

            (e)          Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

            IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Vulcan Materials Company Management Incentive Plan this 13th day of December, 2002.
VULCAN MATERIALS COMPANY
ATTEST: By: /s/William F. Denson, III William F. Denson, III, Secretary	By: /s/ Donald M. James Donald M. James Chairman and Chief Executive Officer